                     [LETTERHEAD OF CLIFFORD CHANCE US LLP]

                                                               February 27, 2008

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:   Morgan Stanley FX Series Funds (the "Fund")
      Securities Act File No. 333-140930
      Post-Effective Amendment No. 2
      Investment Company Act No. 811-22020
      Amendment No. 5

Dear Sir or Madam:

     In connection with the filing of Post-Effective Amendment No. 2 to this
Fund's Registration Statement on Form N-1A, we hereby represent, pursuant to
Rule 485(b), that the said Post-Effective Amendment No. 2 filed pursuant to Rule
485(b) under the Securities Act of 1933 does not contain any disclosures which would render it ineligible to become effective pursuant to said Rule 485(b).

                                                   Very truly yours,

                                                   /s/ Stuart M. Strauss
                                                   Stuart M. Strauss